Exhibit 3

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

Original Issue Date: November __, 2019	$_______________

8.0% CONVERTIBLE NOTE

THIS 8.0% CONVERTIBLE NOTE is one of a series of duly authorized and validly issued 8.0% Convertible Notes of Oz Rey, LLC, a Texas limited liability company (the “Company”), having its principal place of business at 515 Congress Avenue, Suite 1400, Austin Texas 78701, designated as its 8.0% Convertible Note (this note, the “Note” and, collectively with the other notes of such series, the “Notes”).

FOR VALUE RECEIVED, the Company promises to pay to ________________________ or its registered assigns (the “Holder”) the principal sum of $_______________ on October 31, 2029 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1.     Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company, (b) there is commenced against the Company any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company makes a general assignment for the benefit of creditors or (f) the Company admits in writing that it is generally unable to pay its debts as they become due.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Texas are authorized or required by law or other governmental action to close.

“Class B Units” shall mean Class B Preferred Units of Limited Liability Company Interests in the Company.

“Conversion Price” means $1,000.00 per Class B Unit; provided, however, that in the event the Company (i) subdivides its outstanding Class B Units into a greater number of units, or (ii) combines its outstanding Class B Units into a lesser number of units, or (iii) increases or decreases the number of outstanding Class B Units by reclassification of its Class B Units, then the Conversion Price on the date of such division or distribution of the effective date of such action shall be adjusted by multiplying the Conversion Price by a fraction, the numerator of which is the number of units of Class B Units outstanding immediately before such event and the denominator of which is the number of units of Class B Units outstanding immediately after such event.

“Event of Default” shall have the meaning set forth in Section 7(a).

“Lien” means a mortgage, deed of trust, pledge, hypothecation, assignment, security interest, encumbrance, lien or other security interest or security agreement of any kind or nature whatsoever.

“LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of the Company, as in effect from time to time.

“Note Register” shall have the meaning set forth in Section 2(b).

“Original Issue Date” means the date of the first issuance of the Notes, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Notes.

“Payment Date” shall have the meaning set forth in Section 2(a).

“Permitted Indebtedness” means (a) the indebtedness evidenced by the Notes and (b) indebtedness allowed by Section 6(a).

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens incurred in connection with Permitted Indebtedness, and (d) Liens incurred prior to the date of this Note.

“Purchase Agreement” means the Securities Exchange Agreement, dated as of October 31, 2019, among the Company, the Holder, and the other parties identified as Purchasers therein, and T.R. Winston & Company, LLC, as Agent for the Purchasers, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Successor Entity” shall have the meaning set forth in Section 5(e).

Section 2.     Interest.

(a)     Payment of Interest in Cash. Until January 2, 2022, the Company shall pay interest to the Holder on the aggregate then outstanding principal amount of this Note in cash at the rate of 8.0% per annum, payable quarterly on each January 2, April 1, July 1 and October 1, beginning on the first such date after the Original Issue Date and on the Maturity Date (each such date, an “Payment Date”) (if any Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day).

(b)     Payment of Principal and Interest. Beginning April 1, 2022, until the Maturity Date, on each Payment Date, the Company shall pay an amount of principal and interest, with interest accruing at 8.0% per annum, sufficient to amortize the outstanding principal balance of this Note to zero when the final payment is made on the Maturity Date (with each of such payments being equal in amount to the maximum extent possible).

(c)     Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue quarterly commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, has been made. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”).

(d)     Prepayment. The Company may prepay all or any portion of the principal and interest on this Note at any time without penalty, subject to the notice requirements of Section 5(a).

Section 3.     Registration of Transfers and Exchanges.

(a)     Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

(b)     Investment Representations. This Note has been issued subject to certain investment representations of the Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

(c)     Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4.     Conversion of Outstanding Balance.

(a)     The Holder shall have the right from time to time, and at any time during the period beginning on the date of this Note and ending on the later of: (i) the Maturity Date and (ii) the date of payment of the Note, each in respect of the remaining outstanding principal amount of this Note, plus all accrued and unpaid interest, to convert all or any part of the outstanding and unpaid principal amount of this Note into fully paid and non-assessable Class B Units, as such Class B Units exists on the Original Issuance Date, or any units of capital stock or other securities of the Company into which such Class B Units shall hereafter be changed or reclassified at the Conversion Price. The number of Class B Units to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the “Notice of Conversion”), delivered to the Company by the Holder in accordance with this Note; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Company before 5:00 p.m., Austin, Texas time on such conversion date (the “Conversion Date”). The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus (2) at the Holder’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date.

(b)     Mechanism to Effect Conversions. The Holder may convert this Note in whole or in part at any time and from time to time after the Original Issuance Date by delivering to the Company, via e-mail or a nationally recognized overnight courier service, a fully completed Notice of Conversion. To effect conversion(s) hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, has been so converted. Conversion(s) hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion(s). The Company shall maintain records showing the amount(s) converted and the date of such conversion(s). The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted amount of this Note may be less than the amount stated on the face hereof.

(c)     Delivery of Class B Units Upon Conversion. Upon receipt by the Company from the Holder of a facsimile transmission or e-mail (or other reasonable means of communication) of a Notice of Conversion, the Company shall, at its sole expense, issue and deliver or cause to be issued and delivered to or upon the order of the Holder Class B Units issuable upon such conversion within two (2) Business Days after such receipt (the “Deadline”) in accordance with the terms hereof. The Class B Units are currently uncertificated, and the Company’s obligation to deliver Class B Units shall be satisfied by delivery to the Holder of an acknowledgement of the Holder’s Notice of Conversion and a statement on the number of Class B Units owned by the Holder as a result of delivery thereof.

(d)     Obligation of Company to Deliver Class B Units. Upon receipt by the Company of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Class B Units issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Class B Units or other securities, cash or other assets, as herein provided, on such conversion.

(e)     Concerning the Class B Units. The Class B Units issuable upon conversion of this Note may not be sold or transferred unless such transfer is in compliance with the LLC Agreement. In addition, the Class B Units issuable upon conversion of this Note may not be sold or transferred unless (i) such units are sold pursuant to an effective registration statement under the Securities Act, or (ii) the Company or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the units to be sold or transferred may be sold or transferred pursuant to an exemption from such registration. Until such time as the Class B Units issuable upon conversion of this Note have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, any certificate for Class B Units issuable upon conversion of this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF

COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.”

(f)     Reservation of Units Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Class B Units for the sole purpose of issuance under this Section 2, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder, not less than such aggregate number of units of the Class B Units as shall be issuable from time to time under this Section 2 (taking into account the adjustments of Section 3). The Company covenants that all Class B Units that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(g)     Fractional Units. Upon a conversion hereunder, the Company may issue fractions of Class B Units.

Section 5.     Certain Adjustments.

(a)     Adjustment Due to Merger, Consolidation, Etc. If, at any time when all or any portion of this Note is outstanding, there shall be any merger, consolidation, exchange of units, recapitalization, reorganization, or other similar event, as a result of which Class B Units of the Company shall be changed into the same or a different number of units of another class or classes of stock or securities of the Company or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Company other than in connection with a plan of complete liquidation of the Company, then the Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the Class B Units immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction, and appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Company shall not affect any prepayment of this Note or any transaction described in this Section 5(a) unless (a) it first gives, to the extent practicable, five (5) Business Days prior written notice of (x) the date of prepayment or (y) the record date of the meeting of stockholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of units, recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert this Note) and (b) unless this Note is being prepaid, the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of this Section 5(a). These provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

(b)     Notice of Adjustment. While this Note is outstanding, should the Company propose to take any action set forth in Section 5, the Company shall send to each Holder a notice of such proposed action or offer. Such notice shall be mailed to the Holders, and shall specify the record date for the proposed event, shall briefly indicate the effect of the proposed event on the securities or property issuable upon the conversion of the Note, and shall indicate the effect of the proposed event, if any, on the Conversion Price (after giving effect to any adjustment pursuant to Section 5).

Section 6.      Negative Covenants. As long as any portion of this Note remains outstanding, unless the holders of at least a majority in principal amount of the then outstanding Notes shall have otherwise given prior written consent, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

(a)     enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, other than guarantees of indebtedness of any of the Company’s subsidiaries;

(b)     other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(c)     amend its charter documents, including, without limitation, its certificate of formation and LLC Agreement, in any manner that materially and adversely affects any rights of the Holder;

(d)     change (i) Oz Rey’s legal name (as set forth in the UCC), (ii) Oz Rey’s principal place of business, or (iii) Oz Rey’s jurisdiction of organization, or merge Oz Rey with another entity, without giving the holders prompt written notice thereof; or

(e)     enter into any agreement with respect to any of the foregoing.

Section 7.      Events of Default.

(a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)     any default in the payment of (A) the principal amount of any Note or (B) interest and other amounts owing to a Holder on any Note, as and when the same shall become due and payable, which default is not cured within 30 days after notice of such failure sent by the Holder or by any other Holder to the Company;

(ii)     the Company shall fail to observe or perform any other covenant or agreement contained in the Notes or in any Transaction Document, which failure is not cured, if possible to cure, within 30 days after notice of such failure sent by the Holder or by any other Holder to the Company;

(iii)     any representation or warranty made in this Note or any other Transaction Documents shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(iv)     the Company shall be subject to a Bankruptcy Event; or

(v)     any security interest or liens created by the Purchase Agreement shall at any time not constitute a valid and perfected lien on the collateral intended to be covered thereby or any of the security interest granted pursuant to the Purchase Agreement shall be determined to be void, voidable, invalid or unperfected, are subordinated or are ineffective to provide Holder with a perfected, first priority security interest in the collateral covered by the Purchase Agreement, in each case which failure is not cured within 10 business days after notice of such failure sent by the Holder or by any other Holder to the Company.

(b) Remedies Upon Event of Default. If any Event of Default occurs, the outstanding principal amount of this Note, plus accrued but unpaid interest and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder, any Transaction Document, and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 7(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 8.      Miscellaneous

(a)     Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, shall be in writing and delivered personally, by facsimile, by email, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other facsimile number, email address, or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 8(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, email address or address of the Holder appearing on the books of the Company, or if no such facsimile number or email attachment or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase

Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (Austin, Texas time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered at the facsimile number or email address set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (Austin, Texas time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)     Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and accrued interest on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein.

(c)     Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

(d)     Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Austin, Texas (the “Texas Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Texas Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Texas Courts, or such

Texas Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e)     Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing.

(f)     Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g)     Remedies. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief).

(h)     Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i)     Secured Note. This Note is secured by that certain Collateral, as more fully set forth in the Purchase Agreement.

(j)     Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(k)     Financial Reports. The Company shall prepare and deliver to the Holder financial statements (including an income statement and balance sheet) prepared in accordance with United States generally accepted accounting principles (a) for the preceding calendar year, within sixty (60) days after the end of such calendar year and (b) for each of the first three calendar quarters of each calendar year, for the preceding calendar quarter within sixty (60) days after the end of such calendar quarter.

*********************

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

OZ REY, LLC

By__________________

Robert S. Hersch, Manager

ATTACHMENT A

NOTICE OF CONVERSION

The undersigned hereby elects to convert amounts outstanding under the 8% Convertible Secured Note of Oz Rey, LLC, a Texas limited liability company (the “Company”), into Class B Preferred Units of Limited Liability Company Interests (the “Class B Units”), of the Company according to the conditions hereof, as of the date written below.

Date to Effect Conversion: ___________________________

(if no date is set, conversion date shall be the date this notice is received)

Amount of Debenture to be Converted: $ ________________________________

[Name of Holder]

By: ___________________

Name:_________________

Title: _________________

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